Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Equity Incentive Plan of Hollysys Automation Technologies Ltd. of our reports dated September 25, 2015, with respect to the consolidated financial statements of Hollysys Automation Technologies Ltd. and the effectiveness of internal control over financial reporting of Hollysys Automation Technologies Ltd. included in its Annual Report (Form 20-F) for the year ended June 30, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

December 18, 2015